Exhibit 99.1

Antigenics Reports Second Quarter 2008 Financial Results

Conference Call Scheduled for Today at 11:00 a.m. ET

NEW YORK--(BUSINESS WIRE)--Antigenics Inc. (NASDAQ: AGEN) reported results today for the quarter ended June 30, 2008. The company incurred a net loss attributable to common stockholders of $12.2 million, or $0.19 per share, basic and diluted, for the second quarter of 2008, compared with a net loss attributable to common stockholders in the second quarter of 2007 of $10.1 million, or $0.22 per share, basic and diluted. For the six months ended June 30, 2008, Antigenics incurred a net loss attributable to common stockholders of $23.4 million, or $0.39 per share, basic and diluted, compared with a net loss attributable to common stockholders of $18.9 million, or $0.41 per share, basic and diluted, for the comparable period in 2007.

The company’s net cash burn (defined as cash used in operating activities plus capital expenditures and dividend payments) for the three months ended June 30, 2008 and 2007 was $6.9 million and $6.8 million, respectively. The company’s net cash burn for the six months ended June 30, 2008 and 2007 was $16.3 million and $16.2 million, respectively. The 2008 results reflect, among other things, the company’s efforts to obtain registration and conduct pre-commercial launch activities for Oncophage® (vitespen) in Russia, while the 2007 results reflect non-recurring milestone payments received from the company’s QS-21 Stimulon® adjuvant licensees of $1.0 million for the second quarter of 2007 and $3.0 million for the six months ended June 30, 2007. Cash, cash equivalents and short-term investments amounted to $49.0 million as of June 30, 2008.

“We continue to focus on our top priorities, which include the launch of Oncophage in Russia and the submission of our marketing authorization application for Oncophage in Europe, both of which we expect to happen by year-end,” said Garo H. Armen, Ph.D., chairman and chief executive officer of Antigenics. “As the groundswell of support for treating patients with Oncophage intensifies among key opinion leaders in Russia and Europe, we are working quickly to bring Oncophage to market for kidney cancer patients with very limited treatment options.”

Second Quarter 2008 Corporate Highlights

  In April, Oncophage became the first cancer vaccine to be approved in a major pharmaceutical market. The Russian Ministry of Public Health issued a registration certificate for Oncophage® (vitespen) as an adjuvant treatment for renal cell carcinoma (RCC; or kidney cancer) patients at intermediate-risk for disease recurrence. Presently, there are no approved products anywhere in the world for this stage of RCC patients.

  Russian approval was based on a 45 percent reduction in recurrences for patients with intermediate-risk kidney cancer who were treated with Oncophage in the company’s Phase 3 clinical study. These intermediate-risk patients (stages I/II high-grade, III T1/2/3a low-grade) demonstrated an improvement in recurrence-free survival of approximately 45 percent over patients in the observation arm (P < 0.01; hazard ratio = 0.55).
  The Lancet recently fast-tracked and published Oncophage data from the Phase 3 kidney cancer study.
  By year end 2008 Antigenics expects to file for conditional authorization in Europe for Oncophage as an adjuvant treatment for kidney cancer patients. In this regard, several discussions and meetings were held with the European Medicines Agency (EMEA) during the first half of 2008, including meetings with authorities from the lead countries that have been assigned the responsibility for reviewing the Oncophage marketing authorization application.
  Data from QS-21 Stimulon® containing products were presented at the Annual Meeting of the American Society of Clinical Oncology (ASCO) in June. GlaxoSmithKline (GSK) presented data from a Phase 2 study of its MAGE-A3 Antigen-Specific Cancer Immunotherapeutic in melanoma. The study concluded that antibody titers and CD4+ T cell responses were higher in the arm containing the adjuvant system comprised of QS-21, MPL and CpG.
  Clinical development continues by Antigenics’ collaborative partners for approximately 15 additional QS-21-containing vaccines for other types of cancer, infectious diseases and Alzheimer’s disease. These trials include GSK’s MAGE-A3 Antigen-Specific Cancer Immunotherapeutic, which is currently in a Phase 3 clinical trial for the treatment of non-small cell lung cancer.
  Analysis of immune responses from the Phase 1 study of AG-707 in genital herpes is ongoing. Antigenics has elected to conduct additional immunology analysis, and results are now expected around year-end. The company will provide a report on the results of the analysis once complete information is available.
  Antigenics reached the maximum tolerated dose of Aroplatin™ in a Phase 1 study in advanced solid malignancies and B cell lymphoma. The company plans to review the results from this trial with its medical advisors and discuss future development options for this compound.

Antigenics’ Key Upcoming Milestones

  Launch Oncophage in Russia by the end of 2008. Antigenics is currently working with the FDA to obtain an export license for Oncophage. The required documentation has been submitted to the agency, and the review is ongoing.
  File for conditional approval of Oncophage as an adjuvant treatment for RCC with the EMEA in Europe.

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 877.762.5772 (domestic) or 706.643.6986 (international); the access code is 55836270. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on August 14, 2008. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 55836270. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21 Stimulon®, an adjuvant being evaluated by Antigenics’ collaborative partners in approximately 15 clinical stage vaccines. For more information, please visit www.antigenics.com.

This earnings release contains forward-looking statements, including statements regarding activities and potential timelines relating to commercial launch of Oncophage in Russia; potential strategies and timing for pursuing marketing registration for Oncophage in other territories including Europe; the availability, review and presentation of data; and present and future clinical trials and product candidate developments by the company and its licensees, including Antigenics’ QS-21 licensees. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians and patients; the possibility that results from future treatments with Oncophage or studies with our other product candidates will not be as favorable as prior results; the inability to secure local distributors and payment mechanisms in Russia or any other jurisdiction in which Antigenics may obtain product approval; the ability to raise capital and finance future development of Oncophage; Antigenics’ dependence on its collaborative partners to successfully develop and commercialize products containing QS-21; and the factors described under the Risk Factors Section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2008. Antigenics cautions investors that we do not expect to generate significant revenue from sales of Oncophage in Russia for several months, if ever. The amount of revenue we generate will depend on, among other things, securing reimbursement mechanisms and physician and patient assessment of the benefits and cost-effectiveness of Oncophage. Antigenics also cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenue	$595	$1,444	$1,445	$3,796

Operating expenses:
Research and development	5,839	6,051	11,570	12,013
General and administrative	5,737	4,397	11,009	8,731

Operating loss	(10,981)	(9,004)	(21,134)	(16,948)

Other expense, net	(973)	(848)	(1,891)	(1,601)

Net loss	(11,954)	(9,852)	(23,025)	(18,549)

Dividends on Series A convertible preferred stock	(198)	(198)	(395)	(395)

Net loss attributable to common stockholders	$(12,152)	$(10,050)	$(23,420)	$(18,944)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.19)	$(0.22)	$(0.39)	$(0.41)
Weighted average number of common shares outstanding, basic and diluted	64,586	45,982	60,166	45,972
	Condensed Consolidated Balance Sheet Data
	(in thousands)
	(unaudited)

	June 30, 2008	December 31, 2007

Cash, cash equivalents, and short-term investments	$49,050	$18,679
Total assets	72,140	44,537
Total stockholders' deficit	(19,929)	(47,060)

CONTACT:
Antigenics Inc.
Investor Relations
Robert Anstey, 800-962-2436
ir@antigenics.com
or
Corporate Communications
Sunny Uberoi, 212-994-8206
suberoi@antigenics.com